Tripolis 300  Burgerweeshuispad 301
P.O. Box 75084  1070 AB  Amsterdam  The Netherlands

Telephone: (31-20) 5 771 771
Facsimile: (31-20) 5 771 775


New Skies Satellites N.V.
Rooseveltplantsoen 4
2517 KR The Hague




J.M. van Dijk - advocaat


Dear Sirs,

                            New Skies Satellites N.V.
         Registration under the United States Securities Act of 1933 of
                           13,057,024 Ordinary Shares
                in the share capital of New Skies Satellites N.V.

1      Introduction

       I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to New Skies Satellites N.V., with corporate seat in Amsterdam, (the "Company") in connection with the registration (the "Registration") by the Company with the United States Securities and Exchange Commission (the "SEC") of 13,057,024 ordinary shares, each having a nominal value of Euro 0.05, in the share capital of the Company, to be issued under the Plans (as defined below) (the "Shares").

2      Dutch Law

       This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3      Scope of Inquiry; definitions

       For the purpose of this opinion, I have examined the following documents:

3.1 A print of an e-mailed draft, received by me on 12 November 2002, of a registration statement on form S-8 relating to the registration, to be filed with the SEC on 14 November 2002 (excluding the documents incorporated in the registration statement by reference and any exhibits to it) (the "Registration Statement").

3.2 A print of an e-mailed draft, received by me on 11 November 2002, marked final version August 31, 2000, of the Company's 1999 Stock Option Plan (the "Company Plan").

3.3 A print of an e-mailed draft, received by me on 11 November 2002, marked final version August 31, 2000, of a Company's 1999 Stock Option Plan for the Supervisory Board (the "Supervisory Board Plan").

3.4 A print of an e-mailed draft, received by me on 11 November 2002, marked final version, of a Company's 2002 Restricted Stock Plan (the "Restricted Stock Plan").

3.5 A print of an e-mailed draft, received by me on 11 November 2002, marked final version, of a Company's Restricted Stock Plan for the Supervisory Board (the "Restricted Stock Plan for the Supervisory Board").

3.6 A photocopy of a notarial copy of the Company's deed of incorporation and its articles of association as most recently amended on 24 August 2000 according to the trade register extract referred to in paragraph 3.2, both as filed with the chamber of commerce and industry for Haaglanden (the "Chamber of Commerce").

3.7 A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated 8 November 2002.

       In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.8 Confirmation from the Chamber of Commerce that the trade register extract referred to in this paragraph 3 is up to date.

3.9    Confirmation from the office of the bankruptcy division
       (faillissementsgriffie) of the Amsterdam district court that the Company is not registered as having been declared bankrupt or granted suspension of payments.

       I have not examined any document, and do not express an opinion on any document or any reference thereto, other than the documents listed in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4      Assumptions

       For the purpose of this opinion, I have made the following assumptions:

4.1 All copy documents conform to the originals and all originals are genuine and complete.

4.2    Each signature is the genuine signature of the individual concerned.

4.3 The Registration Statement will have been filed with the SEC in the form referred to in paragraph 3.

4.4 The issue of the Shares will have been validly authorized in accordance with the Company's articles of association at the time of authorization and any pre-emption rights in respect of the issue of the Shares will have been observed or validly excluded.

4.5 The nominal amount of the Shares and any agreed share premium will have been validly paid.

4.6 The Company's authorized share capital at the time of the issue will be sufficient to allow for the issue of the Shares.

4.7 The Shares will have been (i) issued in the form and manner prescribed by the Company's articles of association at the time of issue, and (ii) otherwise offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law and including, without limitation, that the Shares are offered exclusively within a closed circle (besloten kring) to the Company's or its group companies' (within the meaning of Section 2:24b Civil Code (Burgerlijk Wetboek)) employees and that insider trading (voorwetenschap) rules under the 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995) are complied with).

4.8 At the time of their issue, the Shares have been or will shortly be admitted to the official listing on the Official Segment of the stock market of Euronext Amsterdam N.V.

4.9 Each option to acquire one or more of the Shares has been, is and will be offered anywhere in the world, and such an offer has been, is, or will be announced, in accordance with the 1995 Act on the Supervision of the Securities Trade.

5      Opinion

       Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to any matters not disclosed to me, I am of the following opinion:

5.1 The Company has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2 When issued, the Shares will have been validly issued in accordance with Dutch law and will be fully paid.

6      Reliance

       This opinion is solely for your benefit and solely for the purpose of the Registration. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,




J.M. van Dijk
for De Brauw Blackstone Westbroek N.V.